Exhibit 10.5

April 11, 2019

Dear Marc,

In connection with your recent promotion, I am pleased to offer you the benefits outlined herein in addition to those contained in your original Offer Letter with ArQule, Inc. (the “Company”), dated March 22, 2018 (the “Offer Letter”). Your new title shall be Senior Vice President, Chief Financial Officer and Treasurer.

If (i) there is a Change of Control1, and (ii) the Company terminates your employment without Cause2 or is deemed to terminate your employment without Cause3 within the period commencing three months prior to the latest possible date of a Change of Control and ending one year after the latest possible date of a Change of Control, subject to your entering into a separation agreement in a form and scope acceptable to the Company which shall include among other standard provisions, a full release of claims by you, affirmation by you of any confidentiality and restrictive covenants, and non-disparagement by you, thereafter you shall be entitled to the following benefits:

(a)	A lump sum payment in the amount equal to the sum of (i) your then-in-effect base salary through the end of the twelve (12) month period commencing on the date of termination and (ii) one year’s bonus calculated based on the average of the bonuses, if any, paid by the Company to you with respect to the two (2) years preceding the year in which the date of termination occurs, provided that, for purposes of this paragraph only, you shall be deemed to have received your 35 percent bonus target for any year within such 2-year period in which you were not paid a bonus solely because you were not employed by the Company; and

(b)	any stock option held by you shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate, and any shares of restricted stock previously granted shall immediately be free and clear of any restrictions.

1 For purposes of this offer letter, the term Change of Control shall mean: (a) acquisition by any “person” (as such term is defined in Section3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company’s Common Stock so that such person holds or controls fifty percent (50%) or more of the Company’s Common Stock; (b) merger or consolidation of the Company with or into any other entity in which the holders of the Company’s outstanding shares of capital stock immediately before such merger or consolidation do not, immediately after such merger or consolidation, retain capital stock representing a majority of the voting power of the surviving entity of such merger or consolidation; (c) sale of all or substantially all of the assets of the Company to a third party; (d) within any twenty-four (24) month period, the election by the stockholders of the Company of twenty percent (20%) or more of the directors of the Company other than pursuant to nomination by the Company’s management; or (e) Execution of a legally binding, definitive agreement approved by the Board of Directors providing for any of the events set forth in (a), (b), (c) or (d) above.

2 “Cause” shall mean” (i) your arbitrary, unreasonable, or willful failure to follow the reasonable instructions of the CEO, President or CMO or otherwise perform your duties; (ii) your willful misconduct that is materially injurious to the Company (whether from a monetary perspective or otherwise); (iii) your willful commission of an act constituting fraud with respect to the Company; (iv) conviction of a felony under the laws of the United States or any state thereof; or (v) material breach of your obligations under any agreement or policy of the Company. A final determination of whether Cause exists shall be made by the Board of Directors.

3 “Termination without Cause” shall be deemed to occur in the event any of the following occurs and your provide notice of termination to the Company within forty-five (45) days thereafter: (a) the Company substantially reduces or diminishes your responsibilities or title without Cause; (b) the Company reduces your base salary or bonus target (other than in connection with a Company-wide decrease in salary or bonus, respectively); (c) the Company materially breaches any of its obligations to you pursuant to this offer letter, and fails to cure such a breach within thirty (30) days of receipt of notice thereof; (d) the Company relocates your place of employment without your written consent by a distance of more than fifty (50) miles; or (e) a successor in interest to the Company fails to assume the obligations of this Offer Letter.

It is the intention of the parties hereto that, to the extent possible, no payment or entitlement pursuant to this letter agreement will give rise to any adverse tax consequences to you under Section 409A of the Internal Revenue Code (“Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). This letter agreement shall be interpreted to that end and consistent with that objective. Notwithstanding any other provision herein, if you are a “specified employee” as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i) on the termination date of your employment, no payment of compensation under this letter agreement shall be made to you during the period lasting six (6) months from such date. If any payment to you is delayed pursuant to the foregoing sentence, such payment instead shall be made in a lump sum payment on the first business day following the expiration of the six-month period referred to in the prior sentence.

Each payment under this letter agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. To the extent any reimbursement or in-kind benefit due to you under this letter agreement constitutes “deferred compensation” under Section 409A of the Code, any such reimbursement or in-kind benefit shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

Other than as explicitly modified by the terms of this letter, the Offer Letter shall remain in full force and effect in accordance with its provisions.

Best regards,

/s/ Peter S. Lawrence

Peter S. Lawrence

President and Chief Operating Officer

Accepted and agreed to by:

/s/ Marc Schegerin

Marc Schegerin